EXHIBIT 12


         Statement of Computation of Ratios of Earnings to Fixed Charges
                    (Amounts in thousands except ratio data)

                                            YTD          YTD         YTD         YTD         YTD
                                         31-DEC-97    31-DEC-96   31-DEC-95   31-DEC-94   31-DEC-93
                                         ---------    ---------   ---------   ---------   ---------
Net Income                                 72,897      68,539       51,329      25,905      53,711
Plus REIT Transaction Related Costs            --          --           --      28,198          --
Plus Fixed Charges                         35,750      26,947       16,237       3,428       1,257
                                           ------      ------       ------       -----       -----
                                          108,647      95,486       67,566      57,531      54,968

Divided by Fixed Charges                   35,750      26,947       16,237       3,428       1,257

Ratio of Earnings to Fixed Charges           3.04        3.54         4.16       16.78       43.73